Exhibit 99.1

Contact:	Richard S. Martin
Chief Financial Officer
(800) 322-2644, x1907

Diane Caldwell
Investor Relations
(800) 322-2644, x1954

FOR IMMEDIATE RELEASE

STRATEGIC DISTRIBUTION, INC. ANNOUNCES
APPOINTMENT OF NEW CFO

Bensalem, PA — May 19, 2003 - SDI (Strategic Distribution, Inc. — Nasdaq: STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today announced that Richard S. Martin will become the new Chief Financial Officer (CFO) of the Company effective today. Mr. Martin most recently served as the CFO of Resource Systems Group.

Mr. Martin brings 15 years of domestic and international finance and accounting experience, including six years at United Parcel Service, to his new role at SDI.  He has held senior financial positions, including Vice President of Finance & Tax, Principal Accounting Officer and Treasurer, at Maxxim Medical and Pameco Corporation.

Mr. Martin will be taking over responsibility for the CFO function from Michael F. Bonner who has left the Company to pursue other interests. Mr. Bonner will be assisting in the transition.

Mr. Martin received a B.S. in Accounting from the University of Connecticut and a Masters in Taxation from the University of Hartford. He is a Certified Public Accountant and a Certified Cash Manager.

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs.  Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials.  Additional information about SDI and its In-Plant Store® program can be found on the company’s Web site at www.in-plantstore.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company’s actual results could differ materially from those set forth in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2002 annual report as filed on Form 10-K with the Securities and Exchange Commission.

- SDI -